Exhibit 99.1

CONSOLIDATED CONTAINER COMPANY ANNOUNCES APPOINTMENT OF NEW

PRESIDENT AND CHIEF EXECUTIVE OFFICER

ATLANTA, GA. – October 18, 2005 – Consolidated Container Company (CCC), one of the nation’s leading producers of rigid plastic packaging products, today announced the appointment of Jeffrey M. Greene as president and chief executive officer, effective immediately. Greene, age 46, succeeds Stephen E. Macadam, who resigned effective today.

Greene brings nearly a quarter century industry experience to his post, including the past two years as senior vice president of CCC’s Consumer Packaging Group, which he led through a national expansion. He joined the company in January 2002 as vice president of Continental Plastic Containers, a division of CCC, and played a critical role in its evolution. His background includes sales and operating positions at such well-known companies as Champion International, Union Camp and International Paper. Immediately prior to joining CCC, he was senior vice president of operations at Exopack.

“Jeff is a proven and highly respected industry leader, and we’re delighted that he will be guiding CCC as we look to further strengthen our already strong market position of producing over 5 billion containers each year for many of the largest branded consumer products and beverage companies in the world,” said Jim Kelley, chairman of the Management committee and president of Vestar Capital Partners, the controlling shareholder of CCC. “Jeff has been a key member of our senior leadership team for almost four years, and we have been impressed with his talent, energy and vision.”

Kelley added, “We are also very grateful to Steve, who made vast improvements to CCC since joining as CEO in 2001. He has been a strong leader and we wish him well. Steve will continue as a member of the Board and an investor in CCC.”

“I have the privilege of working with very capable colleagues in the senior management at CCC who have contributed significantly to the progress we’ve made in recent years. I am grateful for their support as I assume these new responsibilities,” Greene said. “Together with all 3,500 outstanding colleagues in 57 manufacturing sites, we will continue working to expand our already solid operating base and driving sales growth by getting even closer to our customers. A primary objective is to enhance the partnership with our customers to create maximum value for them.”

About Consolidated Container Company

Consolidated Container Company, which was created in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, Nestle Waters North America, The Procter & Gamble Company, Coca-Cola North America, Quaker Oats, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 54 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.